Exhibit 99.1

For Immediate Release

Cephalon Announces Chairman and CEO to Take Medical Leave of Absence

Frazer, Pa. — August 25, 2010 — Cephalon, Inc., (Nasdaq: CEPH) today announced Frank Baldino, Jr., Ph.D., the company’s Chairman and Chief Executive Officer, will take a temporary medical leave of absence, effective immediately.  During Dr. Baldino’s absence, J. Kevin Buchi, the company’s Chief Operating Officer, will assume Dr. Baldino’s responsibilities.  Prior to assuming the newly-created role of Chief Operating Officer earlier this year, Mr. Buchi served as the company’s Chief Financial Officer for 14 years.  He has been with Cephalon for almost 20 years.

William P. Egan, Cephalon’s Presiding Director, said, “Kevin has the complete confidence and full support of the Board as he manages the company’s operations until Frank’s anticipated return later this year. In order to provide Frank and his family the privacy that they deserve, we will not be commenting further.”

About Cephalon, Inc.

Cephalon is a global biopharmaceutical company dedicated to discovering, developing and bringing to market medications to improve the quality of life of individuals around the world.  Since its inception in 1987, Cephalon has brought first-in-class and best-in-class medicines to patients in several therapeutic areas.  Cephalon has the distinction of being one of the world’s fastest-growing biopharmaceutical companies, now among the Fortune 1000 and a member of the S&P 500 Index, employing approximately 4,000 people worldwide.  The company sells numerous branded and generic products around the world. In total, Cephalon sells more than 150 products in nearly 100 countries.  More information on Cephalon and its products is available at http://www.cephalon.com

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements.  Forward-looking statements provide Cephalon’s current expectations or forecasts of future events.  These may include statements regarding anticipated scientific progress on its research programs, development of potential pharmaceutical products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, sales and earnings guidance, and other statements regarding matters that are not historical facts.  You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning.  Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission.  Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect.  Therefore, you should not rely on any such factors or forward-looking statements.  Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law.  The Private Securities Litigation Reform Act of 1995 permits this discussion.

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Contacts:

Media

Candace Steele Flippin

610-727-6231

csteele@cephalon.com

Investors

Robert (Chip) Merritt

610-738-6376

cmerritt@cephalon.com